Exhibit 99.1

[Notice to Plan Participants]

The Blackout Period – June 25 – week of July 8, 2013

In order to transfer the recordkeeping of the Regions 401(k) to Mercer, it is necessary to have a blackout period. The following is the notice provided to plan participants as part of a transition guide:

IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER THE PLAN

The following notice is required by law:

1. This notice is to inform you that the Plan will be moving recordkeeping services to Mercer.

2. As a result of these changes, you will be temporarily unable to engage in certain transactions in your individual accounts under the Plan. The affected transactions have been described in detail in this communication. This period, during which you will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.” Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

3. This communication indicates either specific dates or specific one-week periods during which the blackout period will begin and end. In any case where one-week periods are specified, during these weeks you can determine whether the blackout period has started or ended by contacting a Service Center Representative at 1.800.370.9442.

4. During the blackout period, you will be unable to direct or diversity the assets held in your Plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income, and investments. Please be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in shorter periods of time than investments in diversified funds. You will not be able to direct the sale of such stocks from your accounts during the blackout period.

5. If you have any questions concerning this notice, you should contact a Service Center Representative by calling 1.800.370.9442.